Pricing Supplement Dated September 3, 1998              Rule 424(b)(5)
   (To Prospectus dated January 16, 1998 and           File No. 333-17847
   Prospectus Supplement dated January 16, 1998)              Page 1 of 2

                            ILLINOVA CORPORATION
                         MEDIUM-TERM NOTES, SERIES A
                                 FIXED RATE
                           ----------------------


   ---------------------------------------------------------------------

   Principal Amount:   $30,000,000         Interest Rate:    6.15%

   Agents' Discounts
     or Commissions:    0.35%              Stated Maturity Date:  9/10/01

   Net Proceeds
     to Issuer:        $29,895,000         Original Issue Date:   9/9/98

   Registered CUSIP:   452322 AB 6         Default Rate:     N/A
   ---------------------------------------------------------------------
   Interest Payment Dates:
   [X] February 1 and August 1, commencing February 1, 1999 per the Prospectus Supplement dated January 16, 1998.
   [ ]  Other:

   Day Count Convention:
   [X]  30/360 for the period from September 9, 1998 to September 10,
        2001
   [ ]  Other:

   Redemption:
   [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date: ____________________
        Initial Redemption Percentage: ______%
        Annual Redemption Percentage Reduction: ___% until Redemption
             Percentage is 100% of the principal amount.

   Optional Repayment:
   [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes may be repaid prior to the Stated Maturity Dated at the option of the holder of the Notes.
        Optional Repayment Dates:
        Repayment Price: ___%

   Original Issue Discount: [ ]  Yes       [X]  No
        Total Amount of OID: _____________________%
        Yield to Maturity:   _____________________________
        Initial Accrual Period: _____________________

   Form:          [X]  Book-Entry          [ ]  Certificated
   Pricing Supplement Dated September 3, 1998              Rule 424(b)(5)
   (To Prospectus dated January 16, 1998 and           File No. 333-17847
   Prospectus Supplement dated January 16, 1998)              Page 2 of 2

                            ILLINOVA CORPORATION
                         MEDIUM-TERM NOTES, SERIES A
                                 FIXED RATE
                           ----------------------

   Agents: [X] Merrill Lynch & Co.,        $30,000,000   Deliver to DTC #5132
                Merrill Lynch, Pierce,
                Fenner & Smith Incorporated

   Agents Acting in the capacity as indicated below:

             Merrill Lynch & Co., Merrill Lynch, Pierce,
               Fenner & Smith Incorporated:
             [X]  Agent               [  ] Principal

   If as Principal:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

   If as Agent:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

   Specified Currency:
   [X]  United States dollars
   [ ]  Other:

   Authorized Denomination:
   [X]  $1,000 and integral multiples thereof
   [ ]  Other:

   Exchange Rate Agent: N/A

   Other Provisions: